Exhibit 10.2

EXECUTION VERSION

TRANSITION AND SERVICES AGREEMENT

This TRANSITION AND SERVICES AGREEMENT (this “Agreement”), delivered this 15th day of May 2013 (the “Delivery Date”), confirms the following understandings and agreements between RenaissanceRe Holdings Ltd. (the “Company”) and Neill A. Currie (“you”). All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in your further amended and restated employment agreement with the Company dated as of February 19, 2009, as amended January 8, 2010, February 19, 2013 and April 5, 2013 (as amended, your “Employment Agreement”).

W I T N E S S E T H :

WHEREAS, you currently serve as Chief Executive Officer of the Company;

WHEREAS, you and the Company are parties to your Employment Agreement, which sets forth the terms and conditions of your employment with the Company;

WHEREAS, you and the Company now desire to enter into a mutually satisfactory arrangement concerning, among other things, succession planning, the terms of your service during a transition period, your continued employment through the expiration of the Term of Employment, and other matters related thereto;

WHEREAS, subject to the terms and conditions contained herein, you and the Company mutually agree to embody in this Agreement the terms and conditions applicable to your continued employment with the Company; and

WHEREAS, this Agreement contains a mutual release of claims and constitutes the mutually agreeable mutual general release of claims contemplated by Section 8(i) of your Employment Agreement, and by delivery hereof, the Company hereby notifies you, and you hereby acknowledge your understanding, that your execution and non-revocation of this Agreement and the Second General Release (as defined below), are required for you to receive any of the payments and benefits set forth in Section 8(g) of your Employment Agreement (other than the Accrued Obligations).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, you and the Company hereby agree as follows:

Section 1. Termination of Employment.

(a) Termination Date. You hereby acknowledge and agree that the termination of your employment with the Company and its Affiliates (collectively, with the Company, the “Company Group”) pursuant to Section 8(g) of your Employment Agreement, and from any other position you held as an officer, director, committee member, or other service provider of any member of the Company Group, and the expiration of the Term of Employment, will become effective as of the close of business on February 22, 2014, or if earlier, the date of your death, a termination due to your Disability, a termination by the Company for Cause, or a termination by you for any reason (in any such earlier case, an “Early Termination”), and the earlier of February 22, 2014 and the date of any Early Termination shall be referred to herein as the “Termination Date.” Except as otherwise expressly set forth herein, you shall not represent yourself after the Termination Date as being an employee, officer, director, agent, or representative of the Company or any other member of the Company Group for any purpose. Notwithstanding anything in your Employment Agreement to the contrary, (x) the term “Good Reason” shall hereafter mean solely, without your consent, any breach by the Company of any material provision of this Agreement, and (y) the term “Cause” shall hereafter have the meaning set forth in your Employment Agreement, disregarding clause (ii) thereof. Except as otherwise provided in your Employment Agreement, the Termination Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company or any other member of the Company Group. Except as otherwise explicitly set forth herein, the terms and conditions set forth in your Employment Agreement shall continue to govern your employment with the Company. In the event that any terms of this Agreement might be deemed, at any time, to conflict with the terms of your Employment Agreement or would result in a duplication of benefits, the terms of this Agreement shall exclusively govern.

(b) Resignation of Officer Positions. Notwithstanding anything in Section 1(a) above to the contrary, on July 1, 2013 you shall cease serving as Chief Executive Officer of the Company and as a member of the board of directors of the Company (the “Board”) and from any other executive officer and director positions that you hold within the Company Group as of such date. You and the Company agree that your transition is taking place pursuant to and shall be governed by Section 8(g) of your Employment Agreement except to the extent explicitly provided herein. You shall continue to be an employee of the Company through the end of the Term of Employment, and such resignations shall in no respect be considered a termination of employment for any purpose under your Employment Agreement. During the period following July 1, 2013 and ending on the last day of the Term of Employment (subject to any Early Termination), you shall continue to be employed in a non-executive capacity and shall have the title of Senior Advisor.

Section 2. Compensation and Benefits.

(a) General. From the date on which this Agreement is executed and through the remainder of the Term of Employment, you shall continue to receive all compensation and benefits set forth in your Employment Agreement, remain eligible to participate in the health insurance and other benefit plans of the Company in which you are currently eligible to participate, and continue to receive the perquisites and other personal benefits currently provided to you, subject in all cases to the discretion of the Company to amend or terminate any or all of such plans or arrangements at any time and from time to time in accordance with the terms of your Employment Agreement; provided, however, that you hereby acknowledge and agree that you shall not be entitled to receive any new grants of Awards on or after the date hereof.

(b) Continued Vesting. During the Term of Employment, unvested Awards shall continue to vest according to their terms and any applicable provisions contained in your Employment Agreement.

Section 3. Opportunity for Review; Acceptance.

You shall have from the Delivery Date until June 5, 2013 (the “Review Period”), to review and consider this Agreement. To accept this Agreement and the terms and conditions contained herein, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to the Company prior to the expiration of the Review Period, to the attention of the Company’s General Counsel. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Revocation Period”), during which time you may further review and consider this Agreement and revoke your acceptance of this Agreement by notifying the Company’s General Counsel in writing. To be effective, such revocation must be received no later than 5:00 p.m., Atlantic Time, on the last day of the Revocation Period. Provided that this Agreement is executed and you have not timely revoked it, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company shall be its effective date (the “Effective Date”). In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or your subsequent revocation of this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, the Company will have no obligations hereunder, and you shall not be entitled to any payments or benefits under your Employment Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall include all payments and benefits otherwise owing to you thereunder following the Termination Date, other than Accrued Obligations).

Section 4. Mutual Release and Waiver of Claims.

(a) Definition. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b) Your Release and Waiver of Claims.

(i) For and in consideration of the payments and benefits set forth in this Agreement and other good and valuable consideration, including the Company’s release and waiver of claims described in Section 4(c) below, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the date of your execution of this Agreement, do fully and forever release, remise, and discharge the Company, and all other members of the Company Group, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, and with the Company and the Company Group, the “Company Parties”), from any and all claims whatsoever up to and including the date of your execution of this Agreement that you had, may have had, or now have against any of the Company Parties, for or by reason of any matter, cause, or thing whatsoever arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any Bermuda, United States federal, state, or local law or regulation dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under any applicable Bermuda law or regulation or under the following United States statutes: the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other United States federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of an employee. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(ii) You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(iii) By executing this Agreement, you specifically release all claims relating to your employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(iv) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of your rights with respect to payment of amounts and other benefits under this Agreement or any claims that cannot be waived by law.

(c) The Company’s Release and Waiver of Claims. For and in consideration of your continuing obligations to the Company pursuant to this Agreement and your Employment Agreement as well as your waiver and release of claims described in Section 4(b) above, the Company, on behalf of itself and the Company Parties, hereby releases and forever discharges you from any and all claims whatsoever up to the Delivery Date that it had, may have had, or now has for or by reason of any claim arising out of or attributable to your employment or, to the maximum extent permitted by law, service as a member of the Board or the termination of your employment or, to the maximum extent permitted by law, such Board service with the Company, or pursuant to any Bermuda, United States federal, state, or local law or regulation (excluding in all events any claims any of the Company Parties may have in the future for a breach of this Agreement or Employment Agreement or based on any criminal actions by you).

(d) Second General Release. For and in consideration of the payments and benefits set forth in this Agreement, you agree to execute the release and waiver of claims set forth on Exhibit A hereto and made a part hereof (the “Second General Release”). You hereby agree that the Second General Release may not be executed by you earlier than February 22, 2014 (or in the case of an Early Termination due to your death or Disability, the date of such Early Termination), or later than March 15, 2014, and in the event you do not timely execute the Second General Release, or you revoke the Second General Release pursuant to its terms, you shall not be entitled to any further payments or benefits (other than Accrued Obligations) from any member of the Company Group, including without limitation any compensation and benefits set forth in Sections 7(a) and 7(b) of this Agreement or the Company’s agreement to waive and release you from claims as set forth in the Second General Release. For the avoidance of doubt, in the event of an Early Termination due to your death or Disability, your obligations herein and in Exhibit A hereto to execute and not revoke the Second General Release may be satisfied on your behalf by your estate or a person having legal power of attorney over your affairs.

Section 5. No Suit.

Each of you and the Company represents and warrants that you and it, respectively, have not previously filed, and to the maximum extent permitted by law agree not to file, a claim against the other party (which, for purposes of this Section 5, includes the Company Parties), respectively, regarding any of the claims respectively released herein. If, notwithstanding this representation and warranty, either you or the Company has filed or files such a claim, the filing party agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed. You acknowledge that this paragraph shall not apply, however, to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”), provided, however, that if the EEOC were to pursue any claims relating to your employment with the Company, you agree that you shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Agreement and the payments and benefits described in Section 8(g) of your Employment Agreement will control as the exclusive remedy and full settlement of all such claims by you.

Section 6. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a) Are able to read the language, and understand the meaning and effect, of this Agreement;

(b) Have no physical or mental impairment of any kind that has interfered with your ability to read or understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c) Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you with the payments and benefits described in Section 8(g) of your Employment Agreement (other than the Accrued Obligations) and because of the Company’s agreement to waive and release you from claims as set forth in Section 4(c) above, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had that are released hereunder, and because of your execution of this Agreement;

(d) Acknowledge that but for your execution of this Agreement, you would not be entitled to the payments or benefits described in Section 8(g) of your Employment Agreement (other than the Accrued Obligations) or the Company’s waiver and release of claims described in Section 4(c) above;

(e) Understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(f) Had or could have had the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(g) Have or had the entire Revocation Period in which to revoke your execution of this Agreement, and that if you do not revoke such execution prior to the Effective Date, you have knowingly and voluntarily agreed to this Agreement’s becoming effective;

(h) Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(i) Have signed this Agreement knowingly and voluntarily.

Section 7. Separation Payments.

(a) General. Following your Termination Date, in consideration for and subject to your execution and non-revocation of this Agreement and the Second General Release, you shall be entitled to (i) the payments and benefits described in Section 8(g) of your Employment Agreement in accordance with the terms thereof; provided, however, (A) the Accrued Obligations (including your rights to indemnification pursuant to Section 12 of your Employment Agreement, which shall survive the Termination Date) shall be provided to you pursuant to your Employment Agreement in all events regardless of whether this Agreement or the Second General Release is executed or becomes effective, (B) the pro rata Annual Bonus you are eligible to receive, as contemplated by Section 8(d)(v) of your Employment Agreement, shall be determined based on your target Annual Bonus for 2013 of $1,742,070, and, in the event of an Early Termination due to your death or Disability, you shall be deemed to have terminated employment on February 22, 2014, for purposes of determining the amount of such pro rata Annual Bonus, (C) the Annual Bonus, as contemplated in Section 8(d)(iv) of your Employment Agreement, shall be determined as the greater of your target Annual Bonus for 2014 and the actual Annual Bonus paid to you during 2013 in respect of the 2012 year pursuant to the Company’s customary practices, (D) the Annual Bonus you are eligible to receive in 2014 in respect of 2013 performance, as contemplated by Section 8(d)(ii) of your Employment Agreement, shall be an amount equal to your target Annual Bonus for 2013 of $1,742,070 and shall be payable to you within ten (10) business days following the Termination Date, (ii) reimbursement for reasonable repatriation costs to the United States for you, your family, and your personal belongings, (iii) at your election, you may make use of the personal tax services made available by the Company for the preparation of your 2014 tax return, subject to the Company’s current policies, and (iv) continue participating in the Company’s health plans at your own expense as described in Section 7(b) below.

(b) Health Coverage. Subject to the provisions of Section 7(a) above requiring your Second General Release that is not revoked, following the period of continued

health benefits provided by Section 8(d)(vi) of your Employment Agreement, you shall be entitled to continue participating in the Company’s (or, in the discretion of the Company, an Affiliate’s) health plans (as in effect from time to time) in respect of you and your covered dependents, at your sole expense and subject to availability of coverage in accordance with the policies of the insurance provider, until the earliest to occur of (i) the date on which you attain age 65 or if earlier, in respect of any covered dependent, the date on which such person attains age 65; provided, that, in the event that a covered dependent turns 65, your ability to maintain coverage under the Company’s or Affiliate’s health plans shall only terminate with respect to such covered dependent, (ii) the date on which you (or a covered dependent, as applicable) become eligible to receive coverage under any other health plan provided by a new employer; provided, that, in the event that a covered dependent receives coverage under any other such health plan, your ability to maintain coverage under the Company’s or Affiliate’s health plans shall only terminate with respect to such covered dependent, and (iii) the date on which you breach any of the terms of this Agreement or your Employment Agreement.

(c) No Further Entitlements. You acknowledge and agree that the payments and other benefits provided to you hereunder in connection with your continued employment through the expiration of the Term of Employment and your termination of employment are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, arrangement, policy, plan, or procedure of the Company or any other member of the Company Group or any alleged understanding or arrangement between you and the Company or any other member of the Company Group. Further, you acknowledge and agree that in no event shall the Company have any further obligations under your Employment Agreement other than as expressly set forth herein or therein.

(d) Taxes. The payments referenced in this Section 7 shall be subject to reduction for tax and other withholding obligations as described in Section 13 of your Employment Agreement.

(e) Continuing Obligations. Without limiting anything herein or in your Employment Agreement, your obligations to the Company pursuant to Sections 8(j), 9, 10, 12, and 13 of your Employment Agreement shall survive the Termination Date according to their terms, as will Section 15 of your Employment Agreement; provided, that for purposes of Sections 9 and 10 of your Employment Agreement, the Restricted Period shall continue through the 18-month anniversary of the earlier to occur of an Early Termination and the Termination Date.

(f) Early Termination. Notwithstanding anything in this Agreement or your Employment Agreement to the contrary, in the event of an Early Termination by the Company for Cause or by you other than for Good Reason, death or Disability, then following such Early Termination you shall not be entitled to any further payments or benefits (other than Accrued Obligations) from any member of the Company Group, including without limitation any further compensation and benefits in Sections 7(a) and 7(b).

Section 8. Successors and Assigns.

The provisions hereof shall, with respect to you, inure to the benefit of your heirs, executors, administrators, legal personal representatives, and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives, and assigns, and with respect to the Company Parties, inure to the benefit of and be enforceable by, and may be assigned by the Company Parties to, any purchaser of all or substantially all of their respective business or assets or any successor to the Company Parties (whether direct or indirect, by purchase, merger, consolidation, or otherwise), and where applicable, their heirs, executors, administrators, legal personal representatives, and assigns.

Section 9. Severability.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

Section 10. Non-Disparagement.

You agree that you will make no disparaging or defamatory comments regarding any of the Company Parties in any respect or make any comments concerning any aspect of your relationship with any of the Company Parties or the conduct or events that precipitated your termination of employment from any member of the Company Group. Similarly, the Company shall make no disparaging or defamatory comments regarding you in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events that precipitated your termination of employment from any member of the Company Group (it being understood that the foregoing shall not prevent any representative of the Company Group from verifying your employment to any potential subsequent employer); provided, for such purpose, the “Company” shall mean only its executive officers and members of the Board or any public statement made in the name of the Company. The obligations of you and the Company under this Section 10 shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 11. Non-Admission.

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any Company Party.

Section 12. Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding your termination of employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 13. Governing Law; Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH BERMUDA LAW (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT COUNTRY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

RENAISSANCERE HOLDINGS LTD.

By:	/s/ Peter C. Durhager
Name:	Peter C. Durhager
Title:	Executive Vice President and Chief Administrative Officer

/s/ Neill A. Currie Neill A. Currie
Dated: May 15, 2013

SECOND GENERAL RELEASE

Section 1. Opportunity for Review; Acceptance.

You shall have from the Delivery Date until March 15, 2014 (the “Second General Release Review Period”), to review and consider this Second General Release. To accept this Second General Release and the terms and conditions contained herein, you must execute and date this Second General Release where indicated below and return the executed copy of the Second General Release to the Company prior to the expiration of the Second General Release Review Period, but no earlier than February 22, 2014 (or in the case of an Early Termination due to your death or Disability, the date of such Early Termination), to the attention of the Company’s General Counsel. Notwithstanding anything contained herein to the contrary, this Second General Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Second General Release Revocation Period”), during which time you may further review and consider the Second General Release and revoke your acceptance of this Second General Release by notifying the Company’s General Counsel in writing. To be effective, such revocation must be received no later than 5:00 p.m., Atlantic Time, on the last day of the Second General Release Revocation Period. Provided that the Second General Release is executed and you have not timely revoked it, the eighth (8th) day following the date on which the Second General Release is executed and delivered to the Company shall be its effective date (the “Second General Release Effective Date”). In the event of your failure to timely execute and deliver this Second General Release or your subsequent revocation of this Second General Release during the Second General Release Revocation Period, this Second General Release will be null and void and of no effect, the Company will have no further obligations under the Agreement, and you shall not be entitled to any payments or benefits under your Employment Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall be any and all payments and benefits otherwise owing to you thereunder following the Termination Date, other than Accrued Obligations).

Section 2. Mutual Release and Waiver of Claims.

(a) Definition. As used in this Second General Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b) Your Release and Waiver of Claims.

(i) For and in consideration of the payments and benefits set forth in the Agreement and other good and valuable consideration, including the Company’s release and waiver of claims described in Section 2(c) below, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the date of your execution of this Second General Release, do fully and forever release, remise, and discharge the Company Parties from any and all claims whatsoever up to and including the date of your execution of this Second General Release that you had, may have had, or now have against any of the Company Parties, for or by reason of any matter, cause, or

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thing whatsoever arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any Bermuda, United States federal, state, or local law or regulation dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under any applicable Bermuda law or regulation or under the following United States statutes: the ADEA, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other United States federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of an employee. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(ii) You acknowledge and agree that as of the date you execute this Second General Release, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(iii) By executing this Second General Release, you specifically release all claims relating to your employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(iv) Notwithstanding the foregoing, nothing in this Second General Release shall be a waiver of your rights with respect to payment of amounts and other benefits under the Agreement or any claims that cannot be waived by law. Furthermore, nothing under this Section 2(b) is a waiver of any claim under Section 12 of the Employment Agreement and the provisions of Section 12 shall survive the Termination Date.

(c) The Company’s Release and Waiver of Claims. For and in consideration of your continuing obligations to the Company pursuant to this Second General Release and your Employment Agreement as well as your waiver and release of claims described in Section 4(b) above, the Company, on behalf of itself and the Company Parties, hereby releases and forever discharges you from any and all claims whatsoever up to the Second General Release Effective Date that it had, may have had, or now has for or by reason of any claim arising out of or attributable to your employment or, to the maximum extent permitted by law, service as a member of its Board of Directors or the termination of your employment or, to the maximum extent permitted by law, such Board service with the Company, or pursuant to any Bermuda, United States federal, state, or local law or regulation(excluding in all events any claims any of the Company Parties may have in the future for a breach of this Agreement, this Second General Release or Employment Agreement or based on any criminal actions by you).

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Section 3. No Suit.

Each of you and the Company represents and warrants that you and it, respectively, have not previously filed, and to the maximum extent permitted by law agree not to file, a claim against the other party (which, for purposes of this Section 3, includes the Company Parties), respectively, regarding any of the claims respectively released herein. If, notwithstanding this representation and warranty, either you or the Company has filed or files such a claim, the filing party agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed. You acknowledge that this paragraph shall not apply, however, to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”), provided, however, that if the EEOC were to pursue any claims relating to your employment with the Company, you agree that you shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Agreement and the payments and benefits described in Section 8(g) of your Employment Agreement will control as the exclusive remedy and full settlement of all such claims by you.

Section 4. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a) Are able to read the language, and understand the meaning and effect, of this Second General Release;

(b) Have no physical or mental impairment of any kind that has interfered with your ability to read or understand the meaning of this Second General Release or its terms, and that you are not acting under the influence of any medication, drug, or chemical of any type in entering into this Second General Release;

(c) Are specifically agreeing to the terms of this Second General Release because the Company has agreed to provide you the payments and benefits described in the Agreement and because of the Company’s agreement to waive and release you from claims as set forth in Section 2(c) above, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had that are released hereunder, and because of your execution of this Second General Release;

(d) Acknowledge that but for your execution of this Second General Release, you would not be entitled to the payments or benefits described in the Agreement or the Company’s waiver and release of claims described in Section 2(c) above;

(e) Understand that, by entering into this Second General Release, you do not waive rights or claims under the ADEA that may arise after the date you execute this Second General Release;

(f) Had or could have had the entire Second General Release Review Period in which to review and consider this Second General Release, and that if you execute this Second General Release prior to the expiration of the Second General Release Review Period, you have voluntarily and knowingly waived the remainder of the Second General Release Review Period;

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(g) Have or had the entire Second General Release Revocation Period in which to revoke your execution of this Second General Release, and that if you do not revoke such execution prior to the Second General Release Effective Date, you have knowingly and voluntarily agreed to this Second General Release’s becoming effective;

(h) Were advised to consult with your attorney regarding the terms and effect of this Second General Release; and

(i) Have signed this Second General Release knowingly and voluntarily.

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IN WITNESS WHEREOF, the parties hereto have executed this Second General Release as of the date set forth below.

RENAISSANCERE HOLDINGS LTD.

By:
Name:
Title:

Neill A. Currie
Dated:

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